EXHIBIT 23.1

                CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Form 8-K of Ultramar Diamond
Shamrock Corporation and into the previously filed Registration
Statements of Ultramar Diamond Shamrock Corporation on Form S-3
(Nos. 33-74162, 33-82662 and 333-28737) and on Form S-8 (Nos. 33-52148,
33-62894, 333-19131, 333-27697, 333-27703, 333-27699 and
333-27701) of our report dated January 21, 1997, included in the Annual Report on Form 10-K of Total Petroleum (North America)
Ltd. for the year ended December 31, 1996. It should be noted that we have not audited any financial statements of Total
Petroleum (North America) Ltd. subsequent to December 31, 1996, or performed any audit procedures subsequent to the date of our report.

ARTHUR ANDERSEN LLP

/s/ Arthur Andersen LLP
Denver, Colorado
October 3, 1997